UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

SUNESIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

341 Oyster Point Boulevard
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On November 1, 2006, Sunesis Pharmaceuticals, Inc. (the “Company”), and Daryl B. Winter, Ph.D., entered into an Executive Severance Benefits Agreement (the “Executive Agreement”) pursuant to which Dr. Winter would resign as General Counsel at which time he will become the Company’s  Senior Vice President of Intellectual Property.  Dr. Winter will resign as Corporate Secretary effective December 6, 2006.  In connection with the Executive Agreement, the Company and Dr. Winter also entered into a Letter Agreement (the “Letter Agreement”) on November 1, 2006.  Except as provided by the Letter Agreement, the Executive Agreement supersedes Dr. Winter’s Executive Severance Benefits Agreement with the Company dated August 4, 2005 (the “Prior Agreement”).  A brief description of the terms and conditions of these agreements is provided below.  These descriptions are summaries only, are not necessarily complete, and are qualified by the full text of the underlying contracts, each of which is filed as an exhibit to this Current Report on Form 8-K.

Executive Severance Benefits Agreement. Under the Executive Agreement, upon a change of control of the Company (a “Change of Control”), 50% of Dr. Winter’s then outstanding stock awards will become immediately and fully vested and exercisable.  In addition, if Dr. Winter’s employment with the Company is terminated without cause or he is constructively terminated within 12 months following a Change of Control, he is entitled to receive a lump sum payment equal to 14 months of his base salary, a lump sum payment equal to 117% of his target bonus for the fiscal year during which the termination occurs, continued health benefits for 14 months following termination and all of his then-outstanding stock awards will become immediately and fully vested and exercisable.

If Dr. Winter’s employment is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a Change of Control, he is entitled to receive a payment equal to 9 months of his base salary payable in 9 monthly installments, continued health benefits for 9 months and 12 months of accelerated vesting and/or exercisability of his then outstanding stock awards. Any benefits provided to Dr. Winter under the Executive Agreement will be reduced to the extent a reduction would allow Dr. Winter to receive a greater after-tax payment following the assessment of certain excise taxes imposed under Section 4999 of the Internal Revenue Code.  Dr. Winter’s receipt of any severance benefits is subject to his execution of a release in favor of the Company.

The Executive Agreement also provides that the Company will continue to pay the costs of his state bar association dues, his required continuing legal education courses and those professional education programs reasonably necessary for the performance of his duties as the Senior Vice President of Intellectual Property.

Letter Agreement.  Under the Letter Agreement, the Company agrees that upon Dr. Winter’s resignation on or before the earlier of (i) the first anniversary following the Company hiring a new General Counsel, or (ii) April 30, 2008, Dr. Winter will be considered to have constructively terminated employment with the Company under the Prior Agreement.  The Prior Agreement provides that upon such a constructive termination, Dr. Winter is entitled to receive a payment equal to 9 months of his base salary paid in 9 monthly installments, continued health benefits for 9 months and 12 months of accelerated vesting and/or exercisability of his then outstanding stock awards.  In the event of a termination of Dr. Winter’s employment for cause, Dr. Winter shall not be entitled to any of these benefits.  In addition, the Letter Agreement provides that the provisions of the Executive Agreement will take effect after the earlier of (i) the first anniversary of the hiring of a new General Counsel, or (ii) April 30, 2008.

Item 1.02.         Termination of a Material Definitive Agreement.

See Item 1.01.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Executive Severance Benefits Agreement, dated November 1, 2006, by and between the Registrant and Daryl B. Winter, Ph.D.
99.2	Letter Agreement, dated November 1, 2006, by and between the Registrant and Daryl B. Winter, Ph.D.

* * * * * * * * *

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.
Date: November 7, 2006
By: /s/ERIC H. BJERKHOLT
Eric H. Bjerkholt
Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Executive Severance Benefits Agreement, dated November 1, 2006, by and between the Registrant and Daryl B. Winter, Ph.D.
99.2	Letter Agreement, dated November 1, 2006, by and between the Registrant and Daryl B. Winter, Ph.D.